Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This Confidential Separation Agreement and Release (hereafter “Agreement”) is entered into between Thomas E. Aucamp (hereafter “Employee”) and Swisher Hygiene Inc., its subsidiaries, affiliates and related companies (hereafter “Swisher”).

A.           RECITALS

WHEREAS, Employee has been employed with Swisher; and

WHEREAS, Employee has resigned as an executive officer of Swisher effective at the close of business on March 7, 2014, and Employer and Swisher wish to terminate their employment relationship amicably effective  March 14, 2014, and to that end voluntarily enter into this Agreement.

NOW THEREFORE, in consideration of the covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree to be legally bound by the following terms and conditions, which constitute full settlement of any and all issues between them.

B.           SWISHER’S PROMISES TO EMPLOYEE

In consideration for the promises of Employee which are set forth below, Swisher promises as follows:

1. Swisher will pay Employee (or his legal representative in the event of Employee’s death or disability prior to the end of the severance period), severance pay in the total amount of Two Hundred Thirty-Four Thousand Sixty-Seven Dollars ($234,067) (the "Severance Payment").  The Severance Payment shall be made in equal installments following the date this Agreement becomes effective and irrevocable, in accordance with Swisher's regular payroll cycle but in no event less frequent than monthly.  Severance Payments shall be made through December 31, 2014.  The Severance Payment shall be reduced by withholding of employment taxes, income taxes and COBRA coverage payments for medical benefits (if COBRA coverage is so elected by Employee). Such withholdings shall be consistent with Employee’s withholding during 2014, prior to the date of this Agreement and in compliance with applicable law.  Swisher’s obligations under this paragraph do not arise until seven (7) days following the date this Agreement is signed by the Employee and becomes fully binding and effective upon the parties.  (See section E5.)  Should Employee violate any of the terms of section C3, C4 and/or C5 of this Agreement, or violate the terms of any prior agreements concerning confidentiality or competition, Swisher may immediately cease all further Severance Payments to Employee, and will have no further obligation to make such payments.  No Severance Payment shall be made under this Agreement unless it becomes irrevocable within 30 days following the date it is first presented to Employee for execution.

2. Swisher promises not to contest any claim Employee may bring for unemployment compensation benefits.  However, Swisher cannot make any guarantees as to how a claim for benefits may be decided by the Employment Security Commission.

3. If Swisher’s Vice President of Human Resources receives any requests for references regarding Employee over the next two (2) years, he/she will respond by indicating that Employee left to pursue other interests, and confirm only dates of employment, positions held and last rate of pay.

4. Employee has 27,631 Restricted Stock Units (“RSUs”) that are currently unvested. Within two (2) business days following the date of this Agreement, Swisher shall pay to Employee the sum of $13,300 as an additional severance payment in consideration of Employee's acknowledgment and agreement that the RSUs will not vest and instead will be canceled in connection with the termination of Employee's employment. For the sake of clarity, none of Employees RSUs, stock options or other equity grants not vested as of the date of this Agreement shall continue vesting after the date hereof.

C.           EMPLOYEE’S PROMISES TO SWISHER

In consideration for the promises of Swisher, which appear above, Employee promises as follows:

1. Employee, for himself, his heirs, executors, and assigns, releases, and forever discharges Swisher International, Inc., Swisher Hygiene Franchise Corporation, HB Services, LLC, and all of their parents, affiliates, subsidiaries and related corporations, including but not limited to their officers, directors, employees, shareholders, advisors, agents and assigns, from any and all claims, of whatever nature, legal, equitable, or administrative, including, but not limited to, claims arising out of his employment with, or separation from the company, arising before the date of execution.  This Agreement specifically includes, but is not limited to, any and all claims arising under the Age Discrimination in Employment Act, as well as any other claims under federal, state, or local statutes, the common law, public policy, ordinances or equity, to include any claims under the North Carolina Wage and Hour Act.  Employee agrees that this release includes any claim he may have, including claims of which he may not presently be aware.  Employee further agrees that his/her violation of the terms of this section shall entitle the parties released to recover from Employee attorney fees and costs reasonably incurred in having to respond and defend against such claims and/or charges.  Notwithstanding anything in this Agreement to the contrary, Employee does not release or waive any rights to be indemnified and/or advanced expenses under Swisher’s certificate of incorporation or bylaws or under any of Swisher’s directors' and officers' liability insurance policies existing as of the date hereof.

2. Employee waives any right to recover in any proceeding that results from a charge or action filed on his behalf by a state or federal administrative agency.  Employee represents and warrants that no such claims or charges have been filed and/or initiated to date on his behalf.

3. Except for (a) two personal computers and a printer currently utilized by him and owned by Swisher, and (b) a copy of his hard drive, e-mail and contact lists (originals of which shall be retained by Swisher), Employee agrees to return to Swisher all Swisher property that may be in his possession on or before the termination of his employment relationship with Swisher.  Employee’s duty to return property includes but is not limited to security badges, computers and equipment, operations manual and all other materials relating to operation of the Swisher System (including but not limited to customer lists, correspondence, drawings, files, handbooks, invoices, plans, programs, records, samples, standards and specifications, and all copies thereof, records, such as customer lists, mailing lists, account information, samples, prototypes, price lists and pricing information, any phone cards, cellular phone, automobile and all of the tangible and intangible property belonging to Swisher and relating to Employee’s employment with Swisher, all of which are acknowledged to be Swisher’s  property).  Other than as provided for above, Employee further represents and warrants that he has not retained any copies, electronic or otherwise, of such property.

4. Employee agrees that he will not unlawfully disclose Swisher’s confidential information (including the confidential information contained on the hard drive or in emails referenced in the immediately preceding paragraph) or trade secrets in any manner whatsoever, to include any manner in violation of the North Carolina Trade Secrets Protections Act, codified at N. C. Gen. Stat. §§ 66-152 through 66-162.  Employee agrees he will not utilize or disclose information including, but not limited to, that derived from Swisher’s customer or client lists, contract prices, pricing and bidding formulas, and any other business or technical information, that Employee used or became aware of during the course of his employment with Swisher.  Employee agrees that he will not contact Swisher’s clients, customers, prospective customers, or competitors in a manner that violates the Trade Secrets Protections Act or this paragraph.  Employee further expressly acknowledges and recognizes that any prior contractual agreements between the parties related to confidentiality and/or restrictions on competition and/or solicitation remain in full force and effect and those agreements are incorporated herein by reference. It is further understood and agreed that Swisher does not waive any of its rights to bring an action against Employee for misappropriation of trade secrets, tortious interference with contract, conversion, tortious interference with prospective advantage, or the like in the event Employee engages in unlawful acts encompassed by said causes of action.

5. Employee agrees for a period of three (3) years from execution of this Agreement not to make any Disparaging Statement to any third party regarding Swisher and/or its former or then current employees, officers, directors or managers.  A “Disparaging Statement” for this Agreement is any communication, written or oral (including any posting to a website or Internet blog), which would cause or tend to cause an objective recipient to call into question the integrity, ethics, morals, professionalism, business acumen or good character of the party being discussed.  Employee may make any truthful statement in response to a Disparaging Statement or in any litigation, arbitration proceeding or investigation.

6. Employee agrees to cooperate with Swisher in the orderly transfer of his duties to other Swisher employees or consultants, and to cooperate in the defense of any legal and/or administrative claim pending as of the date hereof, or subsequently filed after the date hereof as to which Employee may have knowledge.  Employee’s duty to cooperate under this provision shall not unreasonably interfere with Employee’s subsequent employment, and all reasonable expenses incurred by Employee in providing such cooperation shall be reimbursed by Swisher, so long as any expense in excess of $1,000 shall have received Swisher's advance approval.

7. Employee agrees to keep the terms of this Agreement strictly confidential after its execution and will not disclose the terms to any person or entity except as required by law or as necessary to his attorney, accountant, and tax and/or financial advisor.

8. During the period of three (3) years following the Effective Date (the "Restrictive Period"), Employee will not, directly or indirectly, become involved with any person, firm or company engaged in the Protected Business (as herein defined), either as a principal, agent, employee, employer, consultant, partner, shareholder (other than holding, by way of bona fide investment only, not more than 5% of any class of issued shares or other securities which are actively traded on any national securities exchange), member, manager, officer or director, or in any other individual or representative capacity, or engage or otherwise participate in any manner or fashion in any business activity that is the same as or similar to, or that is otherwise directly or indirectly in competition with the Protected Business conducted by Swisher in any State of the United States or in any other country where Swisher currently operates.  As used in this Agreement the term "Protected Business" means the business of owning, operating, franchising or licensing any business that generates more than 15% of its annual revenue from any or all of the following: (A) hygiene products or services, (B) ware washing products and services, including the rental of dish machines, (C) manufacturing or providing chemicals to customers that include, without limitation, restaurants, hotels, hospitals, nursing homes, retail stores and/or other types of commercial establishments, and/or (D) providing paper products typically used in restrooms and/or related services, to such customers.

During the Restrictive Period, without the prior written consent of Swisher, Employee will not directly or indirectly induce any person who is an employee, officer, manager, contractor or agent of Swisher or its related or affiliated companies to terminate such relationship or otherwise interfere with such relationship; or otherwise solicit, hire, employ, or assist in employing any person who is an employee, officer, manager, or contractor of Swisher or its affiliated companies.  Notwithstanding the foregoing, Employee may work with, hire or otherwise associate with former employees of Swisher or any employee of Swisher whose employment has been or is terminated by Swisher, so long as such work, employment or association does not involve a Protected Business as set forth above.

D.           MISCELLANEOUS TERMS AGREED TO BY THE PARTIES

In exchange for the promises made by and to Swisher and Employee, they mutually agree to the following terms:

1. Either party may enforce this Agreement in court if the other party breaches it.  If a specific clause of this Agreement is found to be illegal or unenforceable, the remainder of this Agreement will not be affected by such ruling, and will remain in force.  The parties agree that any action to enforce this Agreement will be filed in a Court of competent jurisdiction within Mecklenburg County, North Carolina.

2. The parties agree that execution of this Agreement by Employee fully resolves all wage, vacation pay, bonus, commission, premium payments of whatever nature, expense reimbursements, or any other sums concerning Swisher except for any unreimbursed reasonable business expenses incurred by Employee in accordance with Swisher’s business expense policy.  The parties agree that no additional sums are owed by Swisher to Employee.

3. This Agreement is to be construed, interpreted, and enforced as a whole, in accordance with its fair meaning, and any rule requiring the construction of an agreement against its drafter shall not be applied in this case.

4. The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matters hereof and supersede all prior negotiations and/or agreements relating thereto with the exception of any agreements concerning confidentiality, trade secrets, noncompetition, nonsolicitation, and/or binding arbitration, all of which such agreements shall remain in full force and effect and are hereby confirmed and ratified.

5. This Agreement may be entered into and executed in counterparts and when executed separately by each party shall be fully executed and binding as if each party had executed one agreement.  Further, signatures may be by facsimile and such signatures are deemed to be original signatures.

6. To the extent applicable, this Agreement shall be interpreted to avoid taxes, interest and penalties under Section 409A of the Internal Revenue Code of 1986, as amended and Department of Treasury regulations and other interpretive guidance issued thereunder ("Section 409A").  For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Employee is entitled under this Agreement shall be treated as a separate payment.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

E.           EMPLOYEE’S CERTIFICATE

Because this is a legal document, Swisher wants to make sure that Employee is fully informed before entering into this Agreement.  Employee, therefore, makes the following assurances to Swisher:

1. Employee has read this Agreement and understands all of its provisions.

2. Employee enters into this Agreement freely and voluntarily.

3. Employee has been given twenty-one (21) days to decide whether to enter into this Agreement.  This has provided Employee with ample opportunity to reflect and seek the advice of his legal counsel, accountant, tax or financial advisors, family members and/or anyone else whose advice Employee values.

4. Swisher has urged Employee to review this Agreement with a lawyer.

5. Employee has a period of seven (7) days to revoke this Agreement after signing it.  Employee acknowledges that he can revoke the Agreement by notifying Swisher’s Vice President of Human Resources, in writing of his wish to do so at 4725 Piedmont Row Dr., Suite 400, Charlotte, North Carolina 28210.  In fact, this Agreement does not become effective until eight days after it is signed.

THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH HAS READ AND REVIEWED THE TERMS OF THIS AGREEMENT, THAT THEY FULLY UNDERSTAND THIS AGREEMENT, AND THAT THEY SIGN THIS AGREEMENT INTENDING TO BE LEGALLY BOUND.

SWISHER HYGIENE INC.                                                                           EMPLOYEE

By:         /s/ William Pierce                                                      /s/ Thomas Aucamp

Its:         Chief Executive Officer and President                                   Dated:  March 7, 2014

Dated:   March 10, 2014